Exhibit 99.1


  PC Connection, Inc. Reports Fourth Quarter and Full-Year Results

    MERRIMACK, N.H.--(BUSINESS WIRE)--Jan. 26, 2006--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology products and solutions, today announced results for the quarter ended December 31, 2005. Net sales for the quarter ended December 31, 2005 increased by $59.0 million, or 17.4%, to $398.6 million from $339.6 million for the quarter ended December 31, 2004. Fourth quarter 2005 sales included $25.2 million from the Amherst Technologies asset acquisition in October 2005. Net income for the quarter ended December 31, 2005 was at essentially break even, compared to $2.1 million, or $.08 per share, for the prior year quarter.
    The quarters ended December 31, 2005 and 2004 included charges relating to our Amherst Technologies transaction, management restructuring, and other special charges that reduced earnings and earnings per share. Had these charges not been recorded, pro forma net income for the quarter ended December 31, 2005 would have been $0.8 million, or $.03 per share, compared to $3.1 million, or $.12 per share, for the quarter ended December 31, 2004. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table immediately following the Consolidated Income Statements.
    Net sales for the year ended December 31, 2005 increased by $90.5 million, or 6.7%, to $1,444.3 million from $1,353.8 million for the year ended December 31, 2004. Net income for the year ended December 31, 2005 was $4.4 million, or $.18 per share, compared to $8.3 million, or $.33 per share for the year ended December 31, 2004. The years ended December 31, 2005 and 2004 included charges related to our Amherst Technologies acquisition, management restructuring, and other special charges that reduced earnings and earnings per share. Had these charges not been recorded, pro forma net income for the year ended December 31, 2005 would have been $5.7 million, or $.23 per share, compared to $11.5 million, or $.46 per share, for the prior year.
    Patricia Gallup, Chairman and Chief Executive Officer of PC Connection, Inc., said, "As we indicated in our press release on January 19th, the fourth quarter 2005 was an investment quarter for the Company. In addition to the transitional costs related to the purchase of Amherst Technologies assets, our fourth quarter results were affected by the Company's increased investments in customer acquisition programs and other marketing initiatives. We also experienced lower than anticipated gross margins due primarily to product mix, and our targeting of high-value customers."
    Net sales for the small- and medium-sized business (SMB) segment increased this quarter by 9.1% from the fourth quarter of 2004 to $223.5 million, and increased sequentially by 9.8% over the immediately preceding quarter. Sales to large account customers increased by 46.4% over the fourth quarter of 2004 to $112.3 million and increased by 39.7% over the third quarter of 2005, largely due to additional sales generated in the quarter from the Amherst Technologies acquisition referred to earlier and their inclusion in this segment. Sales to government and education customers increased by 8.2% for this quarter to $62.8 million compared to the fourth quarter of 2004.
    Notebooks and PDAs continued to be the Company's largest product category, but decreased to 17.3% of net sales in the fourth quarter of 2005 compared to 18.9% for the corresponding period a year ago. Desktop computers and servers accounted for 14.4% of net sales in the fourth quarter of 2005 compared to 15.1% for the corresponding period a year ago.
    Gross profit margin, as a percentage of net sales, was 11.0% in the fourth quarter of 2005 compared to 12.5% in the fourth quarter of 2004, and compared to 11.3% in the third quarter of 2005. The Company expects that its gross profit margin as a percentage of net sales may continue to vary by quarter based upon vendor support programs, product and customer mix, pricing strategies, market conditions, and other factors.
    Consolidated annualized sales productivity increased sequentially by 6.0% in the fourth quarter of 2005 compared to the third quarter of 2005, and increased 11.4% compared to the fourth quarter of 2004. The total number of sales representatives as of December 31, 2005 increased to 618 from 585 as of September 30, 2005, and increased from 581 as of December 31, 2004.
    Total selling, general, and administrative expenses for the quarter increased year over year by $3.9 million, or 10.2%, over the fourth quarter of 2004, and sequentially by $4.1 million, or 11.0%, over the third quarter of 2005, primarily as the result of the Amherst Technologies acquisition and our increased investments in systems improvements, customer acquisition and sales training programs, and in our services business. However, selling, general, and administrative expenses, as a percentage of sales, decreased to 10.5% in the fourth quarter of 2005 compared to 11.1% in the corresponding period a year ago. The Company expects that its selling, general, and administrative expenses, as a percentage of net sales, may vary by quarter depending on changes in sales volume, as well as the levels of continuing investments in key growth initiatives.
    Ms. Gallup concluded, "We continue to make strategic decisions that we believe will enable the Company to improve profitability and increase long-term shareholder value. We launched our new "Core 1" sales training program in this quarter with the goal of improving retention and productivity. We are on-target to open our new sales call center in Texas next month. We expect this call center to give us better coverage in the western part of the country for our SMB segment as well as access to an additional large and talented workforce. We believe our balance sheet is healthy, and we intend to maintain this strong financial position while continuing to invest for the future."

    About PC Connection, Inc.

    PC Connection, Inc., a Fortune 1000 company, operates three sales subsidiaries, PC Connection Sales Corporation of Merrimack, NH, GovConnection, Inc. of Rockville, MD, and MoreDirect, Inc. of Boca Raton, FL. All three subsidiaries can deliver custom-configured computer systems overnight.
    PC Connection Sales Corporation (1-800-800-5555) is a rapid-response provider of information technology (IT) products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically-trained sales account managers and catalog telesales representatives, catalogs and publications, and its web site at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.
    GovConnection, Inc. (1-800-800-0019) is a rapid-response provider of IT products and solutions to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs and publications, and online at www.govconnection.com.
    MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers.

    A live webcast of PC Connection management's discussion of the fourth quarter will be available on the Company's Web site at www.pcconnection.com and on www.streetevents.com. The webcast will begin today at 11:00 a.m. Eastern Time.

    "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, the Company's success at integrating the acquired assets of Amherst Technologies into its businesses, the impact of the costs of acquisition and integration, the ability of the Company to hire and retain Amherst Technologies sales representatives and other essential personnel, and other risks detailed under the caption "Factors That May Affect Future Results and Financial Condition" in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2005. More specifically, the statements in this release concerning the Company's outlook for 2006 and the statements concerning the Company's gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth, the ability of the Company to improve sales productivity and increase its active customers) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel.

CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------
At or for the Three Months
 Ended December 31,             2005              2004
------------------------------------------- ------------------------
(Dollars and shares in thousands,     % of              % of
 except operating data,                                          %
 price/earnings ratio, and            Net               Net    Change
  per share data)                     Sales             Sales
-------------------------- -------- ------- ---------- ------  ------

Operating Data:
  Net sales                 $398,612          $339,599         17.4%
  Diluted earnings per share    $.00              $.08

  Gross profit margin           11.0%             12.5%
  Operating margin               0.2               0.9
  Return on equity (1)           0.0               5.1

  Catalogs distributed     6,284,000        10,868,000        (42.2)%
  Orders entered (2)         380,000           332,000         14.5
  Average order size (2)      $1,195            $1,132          5.6

  Inventory turns (1)             20                14
  Days sales outstanding          47                42


Product Mix:
  Notebooks & PDAs           $69,139  17.3%    $64,164  18.9%   7.8%
  Desktops/Servers            57,189  14.4      51,212  15.1   11.7
  Storage Devices             33,641   8.4      29,594   8.7   13.7
  Software                    48,266  12.1      39,892  11.7   21.0
  Net/Com Products            32,383   8.1      24,861   7.3   30.3
  Printers & Printer
   Supplies                   38,677   9.7      35,523  10.5    8.9
  Video, Imaging, & Sound     54,552  13.7      42,265  12.4   29.1
  Memory & System
   Enhancements               22,110   5.6      17,952   5.3   23.2
  Accessories/Other           42,655  10.7      34,136  10.1   25.0
                            -------- ------   -------- ------
                            $398,612 100.0%   $339,599 100.0%  17.4%
                            ======== ======   ======== ======



Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):


                            $116,705  29.3%    $95,697  28.2%  22.0%
                            ========           =======

Stock Performance
 Indicators:
  Actual shares outstanding   25,259            25,100
  Total book value per share   $6.79             $6.62
  Tangible book value per
   share                       $4.32             $4.44
  Closing price                $5.38             $9.52
  Market capitalization     $135,895          $238,952
  Trailing price/earnings
   ratio (3)                      30                29

 (1) Annualized
 (2) Does not reflect cancellations or returns
 (3) Earnings is based on the last four quarters


----------------------------------------------------------------------
SELECTED SEGMENT INFORMATION
----------------------------------------------------------------------
For the Three Months Ended December 31,    2005             2004
----------------------------------------------------- ----------------
                                        Net    Gross     Net    Gross
(Dollars in thousands)                 Sales   Margin    Sales  Margin
                                                (%)              (%)
--------------------------------------------- ------ --------  ------

  PC Connection Sales Corporation
   (SMB)                             $223,504   12.2% $204,878   14.0%
  GovConnection (Public Sector)        62,805    9.6    58,022    9.8
  MoreDirect (Large Account)          112,303    9.3    76,699   10.7
                                     --------   ----- --------   -----
    Total                            $398,612   11.0% $339,599   12.5%
                                     ========   ===== ========   =====
----------------------------------------------------------------------

----------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENTS
----------------------------------------------------------------------
Three Months Ended December 31,            2005             2004
----------------------------------------------------- ----------------
(Amounts in thousands, except per      Amount  % of     Amount  % of
 share data)                                    Net              Net
                                               Sales            Sales
------------------------------------- -------- ------  -------- ------

Net sales                             $398,612 100.0%  $339,599 100.0%
Cost of sales                          354,794  89.0    297,038  87.5
                                      -------- ------  -------- ------
   Gross Profit                         43,818  11.0     42,561  12.5

Selling, general, and administrative
 expenses                               41,655  10.5     37,791  11.1
Special charges                          1,274   0.3      1,649   0.5
                                      -------- ------  --------- -----
   Income From Operations                  889   0.2      3,121   0.9

Interest expense                          (601) (0.1)      (326) (0.1)
Other, net                                  39   0.0         16   0.0
Income tax provision                      (316) (0.1)      (738) (0.2)
                                      --------- -----   -------- -----
   Net Income                              $11   0.0%    $2,073   0.6%
                                      ========= =====  ========= =====


Earnings per common share:
  Basic                                   $.00             $.08
                                      =========        =========
  Diluted                                 $.00             $.08
                                      =========        =========
Weighted average common shares
 outstanding:
  Basic                                 25,226           25,057
                                      =========        =========
  Diluted                               25,290           25,271
                                      =========        =========
----------------------------------------------------------------------

----------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENTS
----------------------------------------------------------------------
Twelve Months Ended December  31,      2005                2004
----------------------------------------------------------------------
(Amounts in thousands, except     Amount   % of      Amount   % of Net
 per share data)                            Net                 Sales
                                            Sales
------------------------------- ---------- -------  ---------- -------

Net sales                       $1,444,297 100.0%  $1,353,834   100.0%
Cost of sales                    1,280,701  88.7    1,201,780    88.8
                                ---------- ------  ----------- -------
   Gross Profit                    163,596  11.3      152,054    11.2

Selling, general, and
 administrative expenses           151,981  10.5      132,729     9.8
Special charges                      2,127   0.1        5,232     0.4
                                ---------- ------  ----------- -------
   Income From Operations            9,488   0.7       14,093     1.0

Interest expense                    (1,447) (0.1)      (1,385)   (0.1)
Other, net                              89   0.0          152     0.0
Income tax provision                (3,683) (0.3)      (4,556)   (0.3)
                                ----------- -----  ------------ ------
   Net Income                       $4,447   0.3%      $8,304     0.6%
                                =========== =====  ============ ======


Earnings per common share:
  Basic                               $.18               $.33
                                ===========        ===========
  Diluted                             $.18               $.33
                                ===========        ===========
Weighted average common shares
 outstanding:
  Basic                             25,184             25,028
                                ===========        ===========
  Diluted                           25,281             25,269
                                ===========        ===========
----------------------------------------------------------------------
----------------------------------------------------------------------
A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
----------------------------------------------------------------------
This information is being provided so as to allow for a comparison of our operating results without special charges.
----------------------------------------------------------------------

                                         Three Months  Twelve Months
                                             Ended          Ended
                                          December 31,  December 31,
---------------------------------------- -----------------------------
(Amounts in thousands)                   2005   2004     2005    2004
---------------------------------------- ----- ------  ------- -------

GAAP net income                           $11 $2,073   $4,447  $8,304
Special charges (after tax):
   Management restructuring               131    172      643     533
   Amherst Technologies acquisition       633      -      633       -
   GSA review and other                     -    850        -   2,711
                                         ----- ------  ------- -------
                                          764  1,022    1,276   3,244
                                         ----- ------  ------- -------

Pro forma net income                     $775 $3,095   $5,723 $11,548
                                         ==== =======  ====== ========
----------------------------------------------------------------------
----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS                       December   December
                                                     31,        31,
------------------------------------------------- ---------  ---------
(Amounts in thousands)                              2005       2004
------------------------------------------------- ---------  ---------

ASSETS
Current Assets:
Cash and cash equivalents                           $9,770     $6,829
Accounts receivable, net                           162,525    120,752
Inventories - merchandise                           75,374     78,390
Deferred income taxes                                3,769      3,039
Income taxes receivable                              1,742      1,325
Prepaid expenses and other current assets            4,219      3,644
                                                  ---------  ---------
    Total current assets                           257,399    213,979
Property and equipment, net                         17,700     17,647
Goodwill, net                                       57,220     51,687
Other intangibles, net                               5,027      3,040
Other assets                                           359        189
                                                  ---------  ---------
    Total assets                                  $337,705   $286,542
                                                  =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current maturities of capital lease obligations:
   To affiliate                                       $416       $373
   To third party                                      412        391
Note payable - bank                                 19,975      4,810
Accounts payable                                   114,413     79,709
Accrued expenses and other liabilities              21,290     18,138
Acquisition earn-out obligation                          -      6,921
                                                  ---------  ---------
     Total current liabilities                     156,506    110,342
Capital lease obligations, less current
 maturities:
   To affiliate                                      5,299      5,715
   To third party                                      396        841
Deferred income taxes                                4,105      3,486
                                                  ---------  ---------
     Total liabilities                             166,306    120,384
                                                  ---------  ---------
Stockholders' Equity:
   Common stock                                        256        255
   Additional paid-in capital                       77,884     77,091
   Retained earnings                                95,545     91,098
   Treasury stock at cost                           (2,286)    (2,286)
                                                  ---------  ---------
     Total stockholders' equity                    171,399    166,158
                                                  ---------  ---------
     Total liabilities and stockholders' equity   $337,705   $286,542
                                                  =========  =========
----------------------------------------------------------------------

------------------------------------- -------- -----------------------
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Twelve months ended December 31, 2005   (Amounts in thousands)
----------------------------------------------------------------------
             Common Stock                      Treasury Shares
             ------------- Additional Retained -----------------------
             Shares Amount  Paid-In   Earnings Shares Amount   Total
                            Capital
------------------- ------ ---------- -------- ------ ------ ---------

Balance -
 December
 31, 2004    25,462  $255    $77,091  $91,098   (362)($2,286)$166,158
Exercise of
 stock
 options,
 including
 income tax
 benefits        96     1        447        -      -       -      448
Issuance of
 stock under
 employee
 stock
 purchase
 plan            64     -        312        -      -       -      312
Acceleration
 of certain
 stock
 options          -     -         34        -      -       -       34

Net income        -     -          -    4,447      -       -    4,447
             ------  ----     ------ --------   ----- ------  -------

Balance -
 December
 31, 2005    25,622  $256    $77,884  $95,545   (362)($2,286)$171,399
             ======  ====    =======  =======   ==== ======= ========

----------------------------------------------------------------------

----------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------
Twelve Months Ended December 31,                  2005          2004
(Amounts in thousands)
---------------------------------------------------------    ---------

Cash Flows from Operating Activities:

Net income                                       $4,447        $8,304
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                   7,197         7,127
  Provision for doubtful accounts                 3,993         4,280
  Deferred income taxes                            (111)          632
  Loss on disposal of fixed assets                   43             8
  Income tax benefits from exercise of stock
   options                                           82            97
  Acceleration of certain stock options              34             -

Changes in assets and liabilities:
  Accounts receivable                           (45,766)       19,305
  Inventories                                     3,016         1,750
  Prepaid expenses and other current assets        (992)          870
  Other non-current assets                         (170)           19
  Accounts payable                               34,704       (32,829)
  Accrued expenses and other liabilities          3,152         3,755
                                               ---------    ----------
  Net cash provided by operating activities       9,629        13,318
                                               ---------    ----------


Cash Flows from Investing Activities:

  Purchases of property and equipment            (6,572)       (2,804)
  Purchase of intangible asset                     (475)            -
  Proceeds from sale of property and
   equipment                                         13             3
  Payment for acquisition                        (7,779)            -
  Payment of acquisition earn-out obligation     (6,921)      (11,095)
  Cash escrow distributed for acquisition             -         5,000
                                               ---------    ----------
  Net cash used for investing activities        (21,734)       (8,896)
                                               ---------    ----------


Cash Flows from Financing Activities:

  Proceeds from short-term borrowings           320,379       369,285
  Repayment of short-term borrowings           (305,214)     (370,089)
  Repayment of capital lease obligations           (797)         (334)
  Exercise of stock options                         366           163
  Issuance of stock under employee stock
   purchase plan                                    312           405
                                               ---------    ----------
  Net cash provided by (used for) financing
   activities                                    15,046          (570)
  Increase in cash and cash equivalents           2,941         3,852
  Cash and cash equivalents, beginning of
   period                                         6,829         2,977
                                               ---------    ----------
  Cash and cash equivalents, end of period       $9,770        $6,829
                                               =========    ==========


    CONTACT: PC Connection, Inc.
             Stephen Baldridge, 603-683-2052